Exhibit 99.1

NEWS RELEASE
Cabot Oil & Gas Corporation
840 Gessner Rd., Houston, Texas 77024-4152
P. O. Box 4544, Houston, Texas 77210-4544
(281) 589-4600

FOR RELEASE	FOR MORE INFORMATION CONTACT
October 26, 2011	Scott Schroeder (281) 589-4993

Cabot Oil & Gas Announces Third Quarter Results,

Liquids Production Doubles Between Third Quarters

HOUSTON, October 26, 2011 - Cabot Oil & Gas Corporation (NYSE: COG) today announced third quarter 2011 net income of $28.5 million, or $0.27 per share, compared to $3.9 million, or $0.04 per share, in the comparable 2010 quarter.  Cash flow from operations for the third quarter 2011 totaled $154.7 million, while discretionary cash flow was $165.4 million.  Comparatively, third quarter 2010 cash flow from operations was $124.2 million and discretionary cash flow was $139.3 million.  Excluding the effect of certain selected items as detailed in the tables in this release, third quarter 2011 net income was $35.3 million, or $0.34 per share, compared to $32.3 million, or $0.31 per share, in the comparable 2010 quarter.

Increased production drove the quarter’s overall improvement, partially offset by lower realized commodity prices.  Production between comparable quarters grew 39 percent, with liquid volumes up 101 percent and gas volumes up 37 percent.

“Our production volumes landed at the mid-point of guidance even with all the noise during the quarter surrounding takeaway capacities, weather and project delays,” said Dan O. Dinges, Chairman, President and Chief Executive Officer.  Pricing between comparable quarters showed weakness versus last year for both commodities.  Natural gas realized prices fell 17 percent while oil declined just under 12 percent.  Total expenses, including financing, were nearly equal between the two third quarters, while per unit costs continued their downward trend with the ramp in production.

Year-to-Date

For the nine months ended September 30, 2011 Cabot reported net income of $96.0 million, or $0.92 per share, versus $54.3 million, or $0.52 per share, for the same period last year.  The cash flow comparisons for the nine months ended September 30, 2011 and September 30, 2010 respectively, are cash flow from operations of $375.4 million versus $367.5 million and discretionary cash flow of $428.2 million versus $382.2 million. The 2011 nine-month net income figure, after removal of the selected items, was $99.0 million, or $0.95 per share, versus $82.7 million, or $0.80 per share, for the nine-month period ended September 30, 2010.

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“The same dynamics that drove the third quarter 2011 results apply to the year-to-date periods — increased production and lower commodity price realizations,” stated Dinges. “Production was up just over 42 percent for the nine-month comparable periods while realized natural gas prices fell 21 percent and realized oil prices decreased 8 percent.  Expenses in total trended higher, but on a per unit basis continued to improve between comparable year-to-date periods.”

Dinges concluded, “Through September 30, 2011 total equivalent production was 132.7 Bcfe, which is 2.1 Bcfe more than our production for all of 2010.  This is truly remarkable given our organic drilling program and a series of minor asset sales that removed production during the year. During the first week of October, we closed our Rocky Mountain asset sale and repaid debt with the proceeds. This clearly improves the fourth quarter reported debt levels and metrics.”

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer with its entire resource base located in the continental United States.  For additional information, visit the Company’s Internet homepage at www.cabotog.com.

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

Conference Call

Listen in live to Cabot Oil & Gas Corporation’s third quarter financial and operational results discussion with financial analysts on Thursday, October 27, 2011 at 9:30 a.m. EDT (8:30 a.m. CDT) at www.cabotog.com. A teleconference replay will also be available at (855) 859-2056, (U.S./Canada) or (404) 537-3406 (International), pass code 12016217.  The replay will be available for 48 hours.  The latest financial guidance, including the Company’s hedge positions, along with a replay of the web cast, which will be archived for one year, are available in the investor relations section of the Company’s website at www.cabotog.com.

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CABOT OIL & GAS RESULTS — Page 3

OPERATING DATA

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
PRODUCED NATURAL GAS (Bcf) & OIL (MBbl)
Natural Gas
Pennsylvania, West Virginia and Rocky Mountains	39.4	23.7	101.1	55.2
Texas, Oklahoma and Other	8.3	11.1	26.1	34.0
Total	47.7	34.8	127.2	89.2

Crude/Condensate/Ngl
Pennsylvania, West Virginia and Rocky Mountains	19.0	25.0	62.0	75.0
Texas, Oklahoma and Other	372.0	170.0	858.0	585.0
Total	391.0	195.0	920.0	660.0

Equivalent Production (Bcfe)	50.0	36.0	132.7	93.2

PRICES (1)
Average Produced Gas Sales Price ($/Mcf)
Pennsylvania, West Virginia and Rocky Mountains	$4.48	$4.72	$4.54	$4.99
Texas, Oklahoma and Other	$5.05	$7.20	$5.00	$7.38
Total	$4.58	$5.52	$4.64	$5.90

Average Crude/Condensate Price ($/Bbl)
Pennsylvania, West Virginia and Rocky Mountains	$78.41	$67.15	$88.99	$67.47
Texas, Oklahoma and Other	$87.31	$102.43	$89.74	$101.28
Total	$86.89	$98.26	$89.69	$97.43

WELLS DRILLED
Gross	33	38	85	83
Net	27	26	67	67
Gross Success Rate	97%	97%	99%	98%

(1)  These realized prices include the realized impact of derivative instrument settlements.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Realized Impacts to Gas Pricing	$0.44	$1.13	$0.38	$1.23
Realized Impacts to Oil Pricing	$3.62	$26.33	$0.64	$23.42

CABOT OIL & GAS RESULTS — Page 4

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Operating Revenues
Natural Gas	$218,521	$192,026	$588,976	$526,424
Brokered Natural Gas	9,467	11,675	38,947	49,896
Crude Oil and Condensate	33,158	19,234	79,792	60,427
Other	971	1,127	4,124	3,901
	262,117	224,062	711,839	640,648
Operating Expenses
Brokered Natural Gas Cost	8,204	10,281	33,362	43,342
Direct Operations	27,292	26,466	76,878	73,796
Transportation and Gathering	19,768	4,932	48,710	13,488
Taxes Other Than Income	7,042	8,489	21,070	31,135
Exploration	20,190	9,665	31,090	28,324
Impairment of Oil & Gas Properties	—	35,789	—	35,789
Depreciation, Depletion and Amortization	90,293	85,355	250,642	235,579
General and Administrative (excluding Stock-Based Compensation)	17,917	17,254	48,906	40,244
Stock-Based Compensation (1)	10,032	3,823	29,348	9,431
	200,738	202,054	540,006	511,128
Gain (Loss) on Sale of Assets	3,854	265	36,408	5,411
Income from Operations	65,233	22,273	208,241	134,931
Interest Expense and Other	18,517	16,758	53,928	47,439
Income Before Income Taxes	46,716	5,515	154,313	87,492
Income Tax Expense	18,234	1,617	58,268	33,215
Net Income	$28,482	$3,898	$96,045	$54,277
Earnings Per Share - Basic	$0.27	$0.04	$0.92	$0.52
Weighted Average Common Shares Outstanding	104,285	103,955	104,232	103,889

(1) Includes the impact of the Company’s performance share awards and restricted stock amortization as well as expense related to stock options and stock appreciation rights.  Also includes expense for the Supplemental Employee Incentive Plans.

CABOT OIL & GAS RESULTS — Page 5

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)

	September 30,	December 31,
	2011	2010
Assets
Current Assets	$310,037	$203,008
Properties and Equipment, Net	4,103,317	3,762,760
Other Assets	59,043	39,263
Total Assets	$4,472,397	$4,005,031

Liabilities and Stockholders’ Equity
Current Liabilities	$288,977	$303,835
Long-Term Debt, excluding Current Maturities	1,205,000	975,000
Deferred Income Taxes	785,146	714,953
Other Liabilities	150,104	138,543
Stockholders’ Equity	2,043,170	1,872,700
Total Liabilities and Stockholders’ Equity	$4,472,397	$4,005,031

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(In thousands)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Cash Flows From Operating Activities
Net Income	$28,482	$3,898	$96,045	$54,277
Unrealized (Gain) Loss on Derivatives	64	193	950	(162)
Impairment of Oil & Gas Properties	—	35,789	—	35,789
Income Charges Not Requiring Cash	106,856	96,328	296,391	256,763
Loss (Gain) on Sale of Assets	(3,854)	(265)	(36,408)	(5,411)
Deferred Income Tax Expense	20,495	1,374	57,381	30,465
Changes in Assets and Liabilities	(10,725)	(14,943)	(52,844)	(14,594)
Stock-based Compensation Tax Benefit	—	(108)	—	(108)
Exploration Expense	13,347	1,969	13,851	10,473
Net Cash Provided by Operations	154,665	124,235	375,366	367,492

Cash Flows From Investing Activities
Capital Expenditures	(264,773)	(203,901)	(668,987)	(658,123)
Proceeds from Sale of Assets	27,773	4,291	82,109	21,033
Net Cash Used in Investing	(237,000)	(199,610)	(586,878)	(637,090)

Cash Flows From Financing Activities
Net Increase in Debt	110,000	80,000	230,000	290,000
Capitalized Debt Issuance Costs	—	(11,710)	(1,025)	(13,696)
Dividends Paid	(3,129)	(3,119)	(9,379)	(9,348)
Other	(922)	107	(1,105)	72
Net Cash Provided by Financing	105,949	65,278	218,491	267,028

Net Increase / (Decrease) in Cash and Cash Equivalents	$23,614	$(10,097)	$6,979	$(2,570)

CABOT OIL & GAS RESULTS — Page 6

Selected Item Review and Reconciliation of Net Income and Earnings Per Share

(In thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
As Reported - Net Income	$28,482	$3,898	$96,045	$54,277
Reversal of Selected Items, Net of Tax:
Impairment of Oil & Gas Properties	—	22,189	—	22,189
(Gain) Loss on Sale of Assets (1)	(2,389)	(164)	(22,573)	(3,355)
Stock-Based Compensation Expense	6,220	2,370	18,196	5,847
Pension Expense (2)	2,956	3,838	6,708	3,838
Unrealized Loss (Gain) on Derivatives (3)	40	120	589	(100)
Net Income Excluding Selected Items	$35,309	$32,251	$98,965	$82,696
As Reported - Earnings Per Share	$0.27	$0.04	$0.92	$0.52
Per Share Impact of Reversing Selected Items	0.07	0.27	0.03	0.28
Earnings Per Share Including Reversal of Selected Items	$0.34	$0.31	$0.95	$0.80
Weighted Average Common Shares Outstanding	104,285	103,955	104,232	103,889

(1) The gain on sale of assets in 2011 primarily relates to the sale of certain oil and gas assets in East Texas. The gain on sale of assets in 2010 primarily relates to the sale of the Woodford Shale Prospect offset by a charge related to properties sold in the third quarter.

(2) On July 28, 2010, the Company notified its employees of its plan to terminate its qualified and non-qualified pension plans, effective September 30, 2010. The quarter and nine months ended September 30, 2011 and 2010 amounts represent pension expenses related to the plan terminations and expenses related to the acceleration of amortization of prior service costs and actuarial losses over the expected amortization period until final distribution of assets from each plan.  Pension expense is included in General and Administrative Expense in the Condensed Consolidated Statement of Operations.

(3) This unrealized loss (gain) is included in Natural Gas Revenues in the Condensed Consolidated Statement of Operations and represents the mark to market change related to derivatives not designated as hedging instruments.

Discretionary Cash Flow Calculation and Reconciliation

(In thousands)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Discretionary Cash Flow
As Reported - Net Income	$28,482	$3,898	$96,045	$54,277
Plus / (Less):
Unrealized Loss (Gain) on Derivatives	64	193	950	(162)
Impairment of Oil & Gas Properties	—	35,789	—	35,789
Income Charges Not Requiring Cash	114,213	98,184	296,391	256,763
Loss (Gain) on Sale of Assets	(3,854)	(265)	(36,408)	(5,411)
Deferred Income Tax Expense	20,495	1,374	57,381	30,465
Exploration Expense	13,347	1,969	13,851	10,473
Discretionary Cash Flow	172,747	141,142	428,210	382,194
Changes in Assets and Liabilities	(18,082)	(16,799)	(52,844)	(14,594)
Stock-based Compensation Tax Benefit	—	(108)	—	(108)
Net Cash Provided by Operations	$154,665	$124,235	$375,366	$367,492

Net Debt Reconciliation

(In thousands)

	September 30,	December 31,
	2011	2010

Long-Term Debt	$1,205,000	$975,000
Stockholders’ Equity	2,043,170	1,872,700
Total Capitalization	$3,248,170	$2,847,700

Total Debt	$1,205,000	$975,000
Less: Cash and Cash Equivalents	(62,928)	(55,949)
Net Debt	$1,142,072	$919,051

Net Debt	$1,142,072	$919,051
Stockholders’ Equity	2,043,170	1,872,700
Total Adjusted Capitalization	$3,185,242	$2,791,751

Total Debt to Total Capitalization Ratio	37.1%	34.2%
Less: Impact of Cash and Cash Equivalents	1.2%	1.3%
Net Debt to Adjusted Capitalization Ratio	35.9%	32.9%